Exhibit 5.1

March 5, 2021	Jason L. Kropp
+1 617 526 6421 (t)
+1 617 406 9499 (m)
Jason.Kropp@wilmerhale.com

Ameresco, Inc.

111 Speen Street, Suite 410

Framingham, MA 01701

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-253878) (the “Registration Statement”), filed by Ameresco, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), among other things, shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement and the base prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated March 4, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale pursuant to the Registration Statement of up to 3,680,000 Shares, of which (i) 2,875,000 Shares will be issued and sold by the Company (including 375,000 Shares issuable upon exercise of an option to purchase additional shares granted by the Company) (the “Company Shares”) and (ii) 805,000 Shares will be sold by stockholders of the Company (the “Selling Stockholders”) (including 105,000 Shares issuable upon exercise of an option to purchase additional shares granted by the Selling Stockholders) (the “Selling Stockholder Shares” and with the Company Shares, the “Offering Shares”).

The Offering Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement dated March 4, 2021 (the “Underwriting Agreement”) by and among the Company, BofA Securities, Inc. and Oppenheimer & Co. Inc. as representatives of the underwriters named therein and the Selling Stockholders, the form of which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

We are acting as counsel for the Company in connection with the sale by the Company and the Selling Stockholders of the Offering Shares. We have examined signed copies of the Registration Statement and the Prospectus, as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings and actions of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

March 5, 2021

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion in clause (ii) below, insofar as it relates to the Selling Stockholder Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the State laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized for issuance and, when the Company Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Offering Shares and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

March 5, 2021

By:	/s/ Jason L. Kropp
Jason L. Kropp, a Partner